Exhibit 10.15
COMPELLENT TECHNOLOGIES, INC.
2006 MANAGEMENT INCENTIVE PLAN
Overview
The 2006 Management Incentive Plan (the “Plan”) of Compellent Technologies, Inc. (the “Company”) is designed to motivate, retain and reward its management through a combination of financial and corporate performance-based incentive compensation components. The members of the Company’s management team designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion (each a “Participant”), employed at the Company during 2006, shall be eligible to participate in the Plan. The Plan is administered by the Committee in its sole discretion. For purposes of this Plan, “2006” shall mean the calendar year ending December 31, 2006.
The Plan is designed to award a cash incentive payment (each a “Cash Payment”) for performance in 2006 to a Participant if the Company achieves certain financial performance objectives (“Financial Targets”) set by the Committee and/or if the Company achieves certain corporate performance objectives set by the Committee (“Corporate Targets”) and the Committee’s evaluation of the Participant’s contribution toward the achievement of such Corporate Targets.
Determination of 2006 Cash Payments
Participants are eligible to receive a Cash Payment under the Plan if the Company achieves its Financial Targets and/or the Company achieves the Corporate Targets. For 2006, the target amount of the Cash Payment a Participant may receive upon achievement of the Financial Targets and/or the Corporate Targets shall be set by the Committee (the “Cash Payment Target Amount”).
For 2006, each Participant’s Cash Payment Target Amount will be allocated to the achievement of the Financial Targets (the “Financial Cash Payment”) and to the achievement of the Corporate Targets (the “Corporate Cash Payment”) in such weightings as determined at the discretion of the Committee, which may vary by Participant. A Participant may be eligible to receive more or less than his or her Cash Payment Target Amount as described more fully below.
Financial Cash Payment
The Committee has set the Financial Targets for the Participants, based on achievement of certain 2006 bookings targets. The Company defines bookings as the sum of all billings for products, product support and services, whether such amounts are recognized as revenue or deferred to future periods. The Committee has also set a threshold bookings target for 2006, for the award of a portion of the Financial Cash Payment (the “Threshold”). If the Company’s bookings are less than the Threshold, a Participant will not receive any portion of his or her Financial Cash Payment. If the Company’s bookings exceed the Threshold, but fall below the Financial Target the Participant shall be entitled to a portion of his or her Financial Cash Payment in such amount as determined by the Compensation Committee. There is no maximum Financial Cash Payment under the Plan.
The actual Financial Cash Payments to be made to Participants hereunder for 2006 shall be made at the discretion of the Committee. If a Participant does not receive a Financial Cash Payment, he or she may still be eligible to receive all or a portion of the Corporate Cash Payment, as described more fully below.
Corporate Cash Payment
The Committee has set the Corporate Targets for the Participants, based on the achievement of certain corporate performance objectives. For the Chief Executive Officer, the Corporate Targets shall be set by the Committee and may be the same as the Corporate Targets for other Participants. For the Participants, other than the Chief Executive Officer, the Corporate Targets shall be set by the Committee based upon a recommendation made by the Chief Executive Officer. A Corporate Cash Payment may be awarded to a Participant based on the achievement of the Corporate Targets or other criteria determined by the Committee.
The actual Corporate Cash Payments to be made to Participants hereunder for 2006 shall be shall be determined as follows:
•	For the Chief Executive Officer, the Committee shall determine if the Corporate Targets have been achieved and shall determine the amount of the Corporate Cash Payment; and

•	For the Participants other than the Chief Executive Officer, the Committee, based on input from the Chief Executive Officer, shall determine if the Corporate Targets have been achieved by each other Participant and shall determine the amount of the Corporate Cash Payments for each other Participant.
If a Participant does not receive a Corporate Cash Payment, he or she may still be eligible to receive a Financial Cash Payment as outlined above.
Miscellaneous Provisions
Cash Payments under this Plan shall be made on such schedule as may be approved by the Committee in its sole discretion.
Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.
The Board of Directors or the Committee may amend or terminate this Plan at any time. Further, the Board of Directors or the Committee may modify the Financial Targets, Corporate Targets and/or Financial and/or Corporate Cash Payment amounts at any time.
The Plan shall be interpreted in accordance with Delaware law without reference to conflicts of law principles.